UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 20, 2009

RAMTRON INTERNATIONAL CORPORATION
____________________________________________________________________
(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

84-0962308
(I.R.S. Employer Identification No.)
Registrant's telephone number, including area code:  (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                      RESULTS OF OPERATIONS AND FINANCIAL CONDITION:

Ramtron International Corporation (the "Company") reported today total revenue of $11.6 million for the third quarter of 2009, compared with $17.4 million reported for the same quarter of 2008.  Third-quarter product revenue was $11.3 million, compared with product revenue of $17.1 million reported for the same quarter last year.

Third-quarter net income was $131,000, or $0.01 per share, compared with net income of $1.4 million, or $0.05 per share, for the same quarter a year earlier. Third-quarter 2009 results include a $40,000 restructuring charge related to restructuring and cost saving measures that were implemented in March of this year. The results for the third quarter also include non-cash, stock-based compensation expense of $376,000, and an income tax provision of $107,000.

The full text of the press release is attached as Exhibit 99.1 to this Form 8-K Current Report.

ITEM 5.02                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS:

On October 20, 2009, the Compensation Committee of the Board of Directors determined that the minimum net income target established under the 2007 Challenge Grants Program were not achievable and, as a result, the restricted stock awards, totaling 395,000 shares of common stock, granted to the Company's named executive officers were cancelled and returned to the status of authorized but unissued shares available for future issuance under the Company's 2005 Incentive Award Plan.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS:

(a)           Financial Statements - Not Applicable
(b)           Pro-Forma Financial Information - Not Applicable
(c)           Shell Company Transactions - Not Applicable
(d)           Exhibits:

99.1	Press Release dated October 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Eric A. Balzer
Eric A. Balzer
Chief Financial Officer
(Principal Accounting Officer and
Duly Authorized Officer of the
Registrant)

Dated: October 22, 2009